Exhibit 21.1

WYNDHAM WORLDWIDE CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Wyndham Worldwide Corporation	Delaware
Wyndham Hotel Group, LLC	Delaware
Wyndham Properties Holdings S.C.S.	Luxembourg
Wyndham Hotel Group International, Inc.	Delaware
Wyndham Destination Network, LLC	Delaware
Wyndham Destination Network Subsidiary, LLC	Delaware
RCI General Holdco 2, LLC	Delaware
EMEA Holdings C.V.	Netherlands
WER Luxembourg I S.á.r.l.	Luxembourg
WER Luxembourg II S.á.r.l.	Luxembourg
Pointlux S.á.r.l.	Luxembourg
Wyndham Vacation Ownership, Inc.	Delaware
Wyndham Vacation Resorts, Inc.	Delaware
Wyndham Consumer Finance, Inc.	Delaware
Sierra Deposit Company, LLC	Delaware
Wyndham Resort Development Corporation	Oregon

Omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Exhibit 21.1
(continued)

WYNDHAM WORLDWIDE
CORPORATION ASSUMED NAMES REPORT

Entity Name	Assumed Name
Wyndham Resort Development Corporation	Resort at Grand Lake
Seasons
Seasons at the Inn of Seventh Mountain
Seasons at Seventh Mountain
Seasons Restaurant
Seventh Mountain
Seventh Mountain Rafting Company
Seventh Mountain Resort
Seventh Mountain River Company
The Lazy River Market
Trendwest Resorts
WorldMark by Wyndham
WorldMark by Wyndham Travel

Wyndham Vacation Resorts, Inc.	Club Wyndham Travel
Fairfield Durango
Fairfield Homes
Fairfield Land Company
Fairfield Resorts
Fairfield Vacation Club
Glade Realty
Harbour Realty
Harbor Timeshare Sales
Mountains Realty
Ocean Breeze Market
Pagosa Lakes Realty
Real West Discount Adventures
Red Rock Discount Adventures
Red Rock West Discount Adventures
Resort Financial Services
Sapphire Realty
Select Timeshare Realty
Sharp Realty